Exhibit 10.6

Certain information identified by bracketed asterisks ([* * *]) has been omitted from this exhibit because it is both not material and would be competitively harmful if publicly disclosed.

AMENDED AND RESTATED AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (this “Restated Agreement”) is entered into as of February 18, 2019 (the “Restatement Date”), between EYEMAX LLC, a Massachusetts limited liability company (“Eyemax”), with a place of business at 74 Chestnut Street, Weston, Massachusetts 02493, and ETON PHARMACEUTICALS, INC., a Delaware corporation (“Eton”), with a place of business at 21925 Field Pkwy, Suite 235, Deer Park, Illinois 60010.

RECITALS

Article I —WHEREAS, Eyemax and Eton are parties to that certain Exclusive Sales and Marketing Agreement dated August 11, 2017 (the “2017 Agreement”), pursuant to which, among other things, Eyemax granted Eton an exclusive right and license to develop, manufacture and commercialize Products in the Territory (as such terms are defined herein);

Article II —

WHEREAS, Eton proposes to enter into a transaction with a Third Party pursuant to which Eton would convey (whether by license, sale of assets, or a combination thereof) to such Third Party substantially all of Eton’s rights to develop, manufacture and commercialize Products in the Territory (as more fully defined herein, the “Product Transaction”);

WHEREAS, in order to facilitate such transaction, Eyemax desires to sell, convey, transfer, assign and deliver to Eton, and Eton desires to purchase and acquire from Eyemax; all of Eyemax’s right, title and interest in and to all of the Purchased Assets (the “Acquisition”); in each case, on the terms and subject to the conditions set forth herein; and

WHEREAS, the effectiveness of the Acquisition shall be conditioned upon the consummation of the Product Transaction.

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AGREEMENT

Article III —NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eyemax and Eton hereby agree as follows:

Article IV —

1. Definitions. For the purposes of this Restated Agreement, the following terms shall have the respective meanings set forth below, and grammatical variations of such terms shall have corresponding meanings:

1.1 “Acquisition” shall have the meaning provided in the Recitals to this Restated Agreement.

1.2 “Acquisition Transaction” shall have the meaning provided in Section 5.8.

1.3 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.4 “Ancillary Agreements” shall mean the Bill of Sale, the General Assignment and Assumption Agreement and the IP Assignment Agreement.

1.5 “Assumed Liabilities” shall have the meaning provided in Section 2.2.

1.6 “Bill of Sale” shall have the meaning provided in Section 2.6.1(i).

1.7 “Calendar Quarter” means a calendar quarter ending on the last day of March, June, September, or December.

1.8 “Cap” shall have the meaning provided in Section 8.6.2.

1.9 “Closing” shall have the meaning provided in Section 2.3.

1.10 “Closing Date” shall have the meaning provided in Section 2.3.

1.11 “Competing Business” shall have the meaning provided in Section 5.8.

1.12 “Confidential Information” shall have the meaning provided in Section 5.2.1.

1.13 “Eton Fundamental Representations” shall have the meaning provided in Section 8.1.2.

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1.14 “Eton Indemnitees” shall have the meaning provided in Section 8.2.

1.15 “[* * *]” shall mean [* * *], a company organized under the laws of France.

1.16 “[* * *] Agreement” shall mean that certain [* * *] Agreement between Eyemax and [* * *] dated [* * *], as amended to date.

1.17 “[* * *] Consent” shall have the meaning provided in Section 2.6.1(iv).

1.18 “Excluded Liabilities” shall have the meaning provided in Section 2.2.

1.19 “Excluded Transaction” shall mean, with respect to Eton:

1.19.1 completion of a merger, reorganization, amalgamation, arrangement, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or other transaction involving Eton, as a result of which either (a) the stockholders of Eton immediately preceding such transaction hold less than 50% of the outstanding shares, or less than 50% of the outstanding voting power, respectively, of the ultimate company or entity resulting from such transaction immediately after consummation thereof (including a company or entity which as a result of such transaction owns the then outstanding securities of Eton or all or substantially all of Eton’ s assets, including, without limitation, Eton’s assets related to Products, either directly or through one or more subsidiaries), or (b) any single Third Party Person or group (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect, referred to as a “Group”) holds 50% or more of the outstanding shares or voting power of the ultimate company or entity resulting from such transaction immediately after the consummation thereof (including a company or entity which as a result of such transaction owns the then outstanding securities of Eton or all or substantially all of Eton’s assets either directly or through one or more subsidiaries);

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1.19.2 the direct or indirect acquisition (including by means of a tender offer or an exchange offer) by any Third Party Person or Group of beneficial ownership (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect), or the right to acquire beneficial ownership, or formation of any Third Party Group which beneficially owns or has the right to acquire beneficial ownership, of 50% or more of either the outstanding securities of Eton power or the then outstanding voting power of Eton, in each case on a fully diluted basis;

1.19.3 the sale or disposition to a Third Party of assets or businesses that constitute 50% or more of the total revenue or assets of Eton (determined on a consolidated basis), including Eton’s assets or business related to Products; or

1.19.4 the sale of debt or equity securities of Eton in a bona fide financing transaction (in one or more closings) to one or more arm’s-length financial investors.

1.20 “Eyemax Fundamental Representations” shall have the meaning provided in Section 8.1.1.

1.21 “Eyemax Indemnitees” shall have the meaning provided in Section 8.3.

1.22 “Eyemax IP Rights” shall mean, collectively, the Eyemax Patent Rights, the Eyemax Know-How Rights and the Eyemax Registrations.

1.23 “Eyemax Know-How Rights” shall mean all trade secrets, clinical data and other knowhow rights in which Eyemax or its Affiliates heretofore or hereafter has an ownership or (sub)licensable interest, in and to the Technology.

1.24 “Eyemax Patent Rights” shall mean (a) all patents that claim or cover the Technology in which Eyemax or its Affiliates heretofore or hereafter has an ownership or (sub)licensable interest, (b) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clause (a) above or the patent applications that resulted in the patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility models, design patents and certificates of invention, together with any reissues, reexaminations, renewals, extensions or additions thereto.

1.25 “Eyemax Registrations” shall mean all Regulatory Filings and Regulatory Approvals (and applications therefor) regarding Products in which Eyemax or its Affiliates heretofore or hereafter has an ownership or (sub)licensable interest, including ANDA No. 208158.

1.26 “FDA” shall mean the Food and Drug Administration of the United States or any successor thereto.

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1.27 “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product, for commercial purposes, to a Third Party after receipt of all necessary Regulatory Approvals for such Product.

1.28 “First Commercial Sale Milestone Payment” shall have the meaning provided in Section 4.3.2.

1.29 “Force Majeure Event” shall mean an event, act, occurrence, condition, or state of facts, in each case outside the reasonable control of a party, including acts of God; acts of any government; any rules, regulations, or orders issued by any Governmental Authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; terrorism, and invasion, that interfere with the normal business operations of such party.

1.30 “General Assignment and Assumption Agreement” shall have the meaning provided in Section 2.6.1(ii).

1.31 “Governmental Authorities” shall mean all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.

1.32 “Indemnifying Party” shall have the meaning provided in Section 8.4.

1.33 “Indemnitee” shall have the meaning provided in Section 8.4.

1.34 “Laws” shall mean any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, Order, other requirement or rule of law.

1.35 “Liability” shall mean any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

1.36 “[* * *]” shall have the meaning provided in Section 4.6.1.

1.37 “Lien” shall mean any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance, easement, right of way, charge or other title retention agreement of any kind or nature.

1.38 “Losses” shall have the meaning provided in Section 6.2.

1.39 “Non-Royalty Transaction Revenues” shall mean [* * *].

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1.40 “Order” shall mean any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ of any Governmental Authority.

1.41 “Other Active” shall have the meaning given to such term in the [* * *] Agreement.

1.42 “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.43 “Product” shall mean [* * *].

1.44 “Product Acguiror” shall mean the Third Party counterparty to a Product Transaction consummated by Eton after the Restatement Date.

1.45 “Product Transaction” shall mean a transaction between Eton and a Third Party consummated after the Restatement Date pursuant to which Eton conveys (whether by license, sale of assets, or a combination thereof) to such Third Party substantially all of Eton’s rights to develop, manufacture and commercialize Products in the Territory; but, in each case, specifically excluding any Excluded Transaction.

1.46 “Product Transaction Agreement” shall mean the definitive agreement(s) between Eton and the Product Acquiror for the Product Transaction.

1.47 “Program” shall mean all activities related to Products, including all research, development, regulatory, manufacturing and other related activities, conducted by or on behalf of Eyemax or its Affiliates.

1.48 “Purchased Assets” shall have the meaning provided in Section 2.1.

1.49 “Records” shall mean (a) all documentation comprising the Eyemax Registrations, including all submissions, reports and correspondence relating thereto, (b) all tangible documentation comprising the Eyemax IP Rights and (b) any other books and records relating exclusively to Product or the Program, or any other Purchased Assets, to the extent owned by or maintained by or on behalf of Eyemax or any of its Affiliates.

1.50 “Recovery Amount” shall mean [* * *].

1.51 “Regulatory Approval Milestone Payment” shall have the meaning provided in Section 4.3.1.

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1.52 “Regulatory Authority” shall mean any regulatory agency, ministry, department or other governmental body having authority in any country or region to control the development, manufacture, marketing, and sale of pharmaceutical products, including the FDA.

1.53 “Regulatory Approval” means, with respect to a Product in the Territory, any approval, registration, license, or authorization from the FDA or any other Regulatory Authority in the Territory that is necessary to market and sell such Product in the Territory.

1.54 “Regulatory Filing” shall mean any New Drug Application or Abbreviated New Drug Application, or any other application, notification or submission made to or with the FDA for Regulatory Approval of a product, together with all amendments and supplements to any of the foregoing.

1.55 “Restatement Date” shall have the meaning set forth in the recitals above.

1.56 “Royalties” shall mean all royalty payments actually received by Eton or any of its Affiliates from the Product Acquiror with respect to Net Sales of Single Agent Products in the Territory by the Product Acquiror, its Affiliates, and the Product Acquiror’s and its Affiliates’ respective licensees and sublicensees. For purposes of the preceding sentence, “Net Sales” shall have the meaning set forth in the Product Transaction Agreement.

1.57 “Single Agent Product” shall have the meaning set forth in the [* * *] Agreement.

1.58 “Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

1.59 “Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or other government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

1.60 “Technology” shall mean, collectively, all forms and formulations comprising [* * *], all methods of manufacture or use thereof, and all data, information, compositions, formulae, procedures, protocols, techniques and results of experimentation and testing and other technology relating to or reasonably necessary or useful to make, use, sell, offer for sale, import, develop, seek regulatory approval, market, commercialize or otherwise exploit the foregoing.

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1.61 “Territory” shall mean collectively the United States of America and all of its territories and possessions.

1.62 “Third Party” shall mean any Person other than Eton, Eyemax or their respective Affiliates.

2. Purchase and Sale of Purchased Assets.

2.1 Purchased Assets. Subject to the terms and conditions of this Restated Agreement, at the Closing, Eyemax shall sell, convey, transfer, assign and deliver to Eton or its designee, and Eton shall purchase and acquire from Eyemax, all of Eyemax’s right, title and interest as of the Closing in and to all of the following, free and clear of any and all Liens (collectively, the “Purchased Assets”):

2.1.1 the Eyemax IP Rights and the Technology, in each case, in the Territory, and all rights to sue for or assert claims against and remedies against past, present or future infringements of any or all of the Assigned Technology and rights of priority and protection of interests therein and to retain any and all amounts therefrom (collectively, the “Assigned Technology”);

2.1.2 the Eyemax Registrations;

2.1.3 the [* * *] Agreement and all rights of Eyemax thereto as of the Closing Date;

2.1.4 the Records;

2.1.5 all claims, refund claims, causes of action, lawsuits or demands that Eyemax or any of its Affiliates may have against any Person, whether arising by way of counterclaim or otherwise, and any judgments or recoveries in favor of or for the benefit of Eyemax or any of its Affiliates; in each case, to the extent exclusively relating to the Program; and

2.1.6 all goodwill related to the Assigned Technology.

Eton agrees that the Purchased Assets shall be delivered without any Eyemax warranties of whatever kind except for the representations and warranties provided in Section 3.1 of this Restated Agreement. All assets of Eyemax and its Affiliates not specifically described in Section 2.1 shall not be part of the sale and purchase contemplated hereunder and shall remain the property of Eyemax after the Closing.

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2.2 Assumed Liabilities. Except for the Assumed Liabilities, Eton shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for any Liabilities of Eyemax or any other Person in connection with this Restated Agreement. As previously agreed by the parties, as of the Closing, Eton shall assume and pay, perform, and discharge any and all Liabilities of Eyemax under the [* * *] Agreement arising prior to, during, and relating to, the period on or after the Closing, including any Liabilities imposed by applicable Law with respect to obligations under the [* * *] Agreement (the “[* * *] Liabilities”). Further, Eton shall assume and pay, perform, and discharge any and all Liabilities of Eyemax under the Eyemax Registrations, solely relating to the Territory arising prior to, during, and relating to, the period on or after the Closing (collectively, with the [* * *] Liabilities and Liabilities of Eton under Section 5.1, the “Assumed Liabilities”); provided, however, that the Assumed Liabilities shall exclude any and all Liabilities resulting from any breach of or non-compliance with the [* * *] Agreement or Eyemax Registrations by Eyemax or any of its Affiliates on or prior to the later of the Closing Date or the date of transfer of such Purchased Assets. All Liabilities of Eyemax or any of its Affiliates not specifically described in this Section 2.2 (collectively, with the Liabilities of Eyemax under Section 5.1, the “Excluded Liabilities”) shall not be assumed by Eton and shall remain the sole obligation and responsibility of Eyemax and its Affiliates after the Closing.

2.3 Purchase Price; Payment of Purchase Price. The aggregate consideration for the sale of the Purchased Assets shall be (i) the assumption by Eton of the Assumed Liabilities and (ii) all payments that become due pursuant to Sections 4.3 and 4.4 (collectively, the “Purchase Price”).

2.4 Closing. Unless this Restated Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto, the closing of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place on the same day as, and immediately prior to but contingent upon, the Product Transaction at the offices of Cooley LLP, located at 4401 Eastgate Mall, San Diego, California 92121, unless another place is agreed to in writing by the parties hereto or the parties hereto elect to effect the Closing by exchange of electronic documents in PDF format in lieu of an in-person Closing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

2.5 Transfer of Certain Purchased Assets. Eyemax shall transfer and deliver all Records (or true and complete copies thereof) to Eton on the Closing Date to the extent possible or, to the extent not possible to transfer and deliver such items on the Closing Date, within [* * *] days following the Closing Date, at Etan’s expense for shipping and handling costs, to the locations, and in accordance with the instructions, specified by Eton or its designee. In the event that any of the abovementioned items reside in digital or electronic format on any equipment that is not included in the Purchased Assets, then the hard drive or other medium shall be imaged and provided to Eton or its designee in a reasonably accessible format. Eyemax will, to the extent any Records exist in a form suitable for electronic transfer, make such transfer electronically.

2.6 Closing Deliverables.

2.6.1 At the earlier of the Closing and the Product Transaction, Eyemax shall deliver or cause to be delivered to Eton (unless previously delivered) the following:

(i) a duly executed counterpart of a bill of sale in substantially the form of Exhibit A hereto with respect to the Purchased Assets (other than the Eyemax IP Rights and the [* * *] Agreement), to be effective on the earlier of the Closing and the Product Transaction (the “Bill of Sale”);

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(ii) a duly executed counterpart of an assignment and assumption agreement in substantially the form of Exhibit B hereto with respect to the [* * *] Agreement and the Assumed Liabilities, to be effective on the earlier of the Closing and the Product Transaction (the “General Assignment and Assumption Agreement”);

(iii) [reserved];

(iv) a true and complete copy of an assignment and consent agreement substantially in the form of Exhibit C hereto with respect to the [* * *] Agreement duly executed by Eyemax and [* * *], to be effective on the earlier of the Closing and the Product Transaction (the “[* * *] Consent”);

(v) a true and complete copy of a duly executed letter (in form and substance satisfactory to Eton) to the FDA indicating that the Eyemax Registrations are transferred to Eton or its designee and that Eton or its designee is the new owner of the Eyemax Registrations as of the Closing Date;

(vi) a certificate of a duly authorized officer of Eyemax, executed as of the Closing Date, certifying to the effect that the conditions set forth in Section 6.1 shall have been satisfied; and

(vii) such other good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to vest in Eton or its designee good and valid title to the other Purchased Assets, free and clear of all Liens, to be effective on the earlier of the Closing and the Product Transaction.

2.6.2 At the earlier of the Closing and the Product Transaction, Eton shall deliver or cause to be delivered to Eyemax (unless previously delivered) the following:

(i) a counterpart of the Bill of Sale, duly executed by Eton;

(ii) a counterpart of the General Assignment and Assumption Agreement, duly executed by Eton;

(iii) [reserved]; and

(iv) a certificate of a duly authorized officer of Eton, executed as of the Closing Date, certifying to the effect that the conditions set forth in Section 6.2 shall have been satisfied.

2.7 License Grant. On the Closing Date, Eyemax hereby grants to Eton a non-exclusive, sublicensable, transferable, fully paid-up, royalty-free, perpetual license to any_assets and rights owned, used or held for use by Eyemax, or to which Eyemax has rights, that are related to, but not primarily related to, the Products or the Program in the Territory that are necessary or useful for the development, manufacturing, commercialization or other exploitation of the Products in the Territory.

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3. Representations and Warranties.

3.1 Representations and Warranties of Eyemax. Eyemax hereby represents and warrants to Eton that, except as set forth on the Disclosure Schedule attached hereto as Exhibit D (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the representations under this Section 3.1 are true and complete as of the Restatement Date and as of the Closing as follows:

3.1.1 Eyemax is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Eyemax is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Eyemax or its business.

3.1.2 Eyemax has the requisite power and authority and the legal right to execute and deliver this Restated Agreement, to perform its obligations hereunder and thereunder, and to consummate the Acquisition. The execution, delivery and performance of this Restated Agreement by Eyemax and the consummation by Eyemax of the Acquisition have been duly and validly authorized by all necessary action of Eyemax, and no other action on the part of Eyemax is necessary to authorize this Restated Agreement or to consummate the Acquisition. This Restated Agreement has been duly executed and delivered by Eyemax and, assuming the due authorization, execution and delivery by Eton, this Restated Agreement constitutes a legal, valid and binding obligation of Eyemax, enforceable against Eyemax in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies, whether in a proceeding at law or in equity (collectively, the “Bankruptcy Exception”).

3.1.3 All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by Eyemax in connection with this Restated Agreement and the consummation of the Acquisition have been obtained, including, without limitation, the written consent of [* * *] to the assignment to Eton of all of Eyemax’s rights and obligations under the [* * *] Agreement. Neither the execution or delivery of this Restated Agreement by Eyemax does, nor the performance by Eyemax of its obligations hereunder or thereunder or the consummation of the Acquisition will: (i) conflict with or violate any provision of the organizational documents of Eyemax or any resolutions adopted by the Managers of Eyemax, (ii) conflict with, or constitute a default under, any contractual obligation by which it is bound, or (iii) conflict with or violate any Law or Order applicable to Eyemax or by which any of the Purchased Assets or Eyemax is bound or affected. Neither the execution or delivery of this Restated Agreement, nor the performance by Eyemax of its obligations hereunder or thereunder or the consummation by Eyemax of the Acquisition will: (a) result in the creation or imposition of any Lien on any of the Purchased Assets; or (b) violate or conflict with, or result in a breach of, any provision of, or constitute a default under (or, with notice or lapse of time or both, would constitute a default under) or give rise to any right of any Person other than Eyemax of termination, cancellation or modification, or acceleration of any obligation of Eyemax or a loss of any rights or benefits to which Eyemax is entitled, in each case under any of the terms, conditions or provisions of the [* * *] Agreement. There are no consents, approvals, permits, authorizations, waivers or other actions by, or filings with or notifications to, any Governmental Authority that are required to be obtained or made by Eyemax in connection with the execution, delivery and performance by Eyemax of this Restated Agreement or the performance of Eyemax’s obligations hereunder and thereunder.

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3.1.4 There is no claim, hearing, enforcement, audit, investigation, agency proceeding, charge, lawsuit, action or other legal proceeding pending or, to the knowledge of Eyemax, currently threatened with respect to the Products, the Program, the Eton IP Rights, the other Purchased Assets or the Assumed Liabilities, or that questions the validity of this Restated Agreement or the right of Eyemax to enter into this Restated Agreement, or to consummate the transactions contemplated hereby. Eyemax is not subject to any Order that would reasonably be expected to impair or delay its ability to perform its obligations under this Restated Agreement. There is no order, writ, judgment, decision, ruling, subpoena, verdict, injunction, decree, consent decree, stipulation, determination or award entered, issued, made or rendered by any Governmental Authority that is outstanding against Eyemax or any of its Affiliates and that relates to or is reasonably likely to affect the Products, the Program or the Purchased Assets.

3.1.5 Neither Eyemax, its (sub)contractors, nor any of its or their officers, directors, employees or consultants, have been debarred by the FDA or other applicable governing health authority (or authorities), under any existing or prior Law.

3.1.6 Eyemax has good, valid and marketable title to all Purchased Assets. The Purchased Assets include all data and information generated by or on behalf of, or acquired by, Eyemax with respect to Products in the Territory. All of the Purchased Assets are owned by Eyemax free and clear of all Liens, and upon the consummation of the Acquisition, Eton will acquire ownership of all of the Purchased Assets, free and clear of all Liens.

3.1.7 No Eyemax Patents exist, and neither Eyemax nor any of its Affiliates owns or controls any potentially patentable invention directed to any Product, including, without limitation, the formulation of, or any method of making or using, any Product, with respect to which any patent application could be filed in the United States of America.

3.1.8 All material data, information, results of experimentation and testing provided by Eyemax to the FDA or Eton in relation to Products or the Program are accurate and complete in all respects. No Eyemax Registrations made or other materials submitted by Eyemax to the FDA or other Governmental Authority in the Territory contained an untrue statement of material fact when submitted, or omitted to state a material fact within the knowledge of Eyemax when submitted which was required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.1.9 To the best of Eyemax’s knowledge after due inquiry but without performing a freedom to operate analysis, neither the Products nor any use thereof infringes, misappropriates or otherwise violates the intellectual property rights of any Third Party. To the knowledge of Eyemax, no Third Party is engaging in any activity that infringes, misappropriates or otherwise violates the Eyemax IP Rights or the Eyemax Registrations.

3.1.10 Other than the 2017 Agreement and the [* * *] Agreement, neither Eyemax nor any of its Affiliates is a party to any license, sublicense or other agreement pursuant to which any Third Party is granted.(i) any right to make, have made, use, sell, have sold, offer for sale, import or otherwise distribute any Product or to otherwise exploit any Assigned Technology, (ii) any covenant not to assert/sue or other immunity from suit under or any other rights to, any Assigned Technology, (iii) any ownership right or title, whether actual or contingent, to any Assigned Technology, or (iv) an option or right of first refusal relating to any Assigned Technology.

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3.1.11 Other than the 2017 Agreement and the [* * *] Agreement, neither Eyemax nor any of its Affiliates is a party to any agreement for development, manufacturing or other services with respect to any Product or that is primarily related to the Products, the Program or the Purchased Assets. Eyemax has provided Eton with access to all material preclinical and clinical data in the possession or control of Eyemax related to any Product. Eyemax has provided to Eton or made available current, true and complete copies of all Eyemax Registrations.

3.1.12 Neither Eyemax nor any of its Affiliates has received any written notice from the FDA or any other Regulatory Authority alleging any existing material non-compliance with any Laws applicable to the registration of any Product or the conduct of the Program.

3.1.13 No employee of Eyemax or any of its Affiliates has been excluded from participating in the Medicare program or any other program of a Governmental Authority.

3.1.14 Neither Eyemax nor any of its Affiliates has received notice that the FDA or any other Regulatory Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any of the Eyemax Registrations

3.1.15 With respect to the Products, the Program and the Purchased Assets, in each case solely with respect to the Territory, each of Eyemax and its Affiliates and, to the knowledge of Eyemax, each of its and its Affiliates’ directors, officers and employees, is and has been in compliance in all material respects with all applicable Laws in the Territory.

3.1.16 No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Eyemax or its Affiliates in connection with the Acquisition or any of the other transactions contemplated by this Restated Agreement.

3.1.17 The Purchased Assets constitute all assets and rights owned by Eyemax, or to which Eyemax has rights, that are primarily related to the Products or the Program in the Territory.

3.1.18 Eyemax has delivered to or made available to Eton a true and complete copy of the [* * *] Agreement. The [* * *] Agreement is, as to Eyemax (and, as to the other party thereto, to the knowledge of Eyemax), a legal, valid and binding agreement in full force and effect and enforceable in accordance with its terms, subject to the effect of any Bankruptcy Exception. Eyemax is not in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Eyemax under the [* * *] Agreement. To the knowledge of Eyemax, no other party to the [* * *] Agreement is in material breach or default under, or has repudiated any material provision of, the [* * *] Agreement. Eyemax has not received any notice from a counterparty to the [* * *] Agreement that such counterparty intends to terminate, cancel or amend (other than in a de minimis respect) such [* * *] Agreement and there are no pending or unresolved notices from a counterparty to the [* * *] Agreement that such counterparty intends to terminate, cancel or amend (other than in a de minimis respect) such [* * *] Agreement.

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3.2 Representations and Warranties of Eton. Eton hereby represents and warrants to Eyemax as of the Restatement Date and as of the Closing as follows:

3.2.1 Eton is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Eyemax is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Eton or its business.

3.2.2 Eton has the requisite power and authority and the legal right to execute and deliver this Restated Agreement, to perform its obligations hereunder and thereunder, and to consummate the Acquisition. The execution, delivery and performance of this Restated Agreement by Eton and the consummation by Eton of the Acquisition have been duly and validly authorized by all necessary action of Eton, and no other action on the part of Eton is necessary to authorize this Restated Agreement or to consummate the Acquisition. This Restated Agreement has been duly executed and delivered by Eton and, assuming the due authorization, execution and delivery by Eton, this Restated Agreement constitutes a legal, valid and binding obligation of Eton, enforceable against Eton in accordance with its terms, subject to the effect of any Bankruptcy Exception.

3.2.3 All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by Eton in connection with this Restated Agreement and the consummation of the Acquisition have been obtained. Neither the execution or delivery of this Restated Agreement by Eton does, nor the performance by Eton of its obligations hereunder or thereunder or the consummation of the Acquisition will: (i) conflict with or violate any provision of the organizational documents of Eton or any resolutions adopted by the board of directors of Eton, (ii) conflict with, or constitute a default under, any contractual obligation by which it is bound, or (iii) conflict with or violate any Law or Order applicable to Eton.

3.2.4 There is no claim, hearing, enforcement, audit, investigation, agency proceeding, charge, lawsuit, action or other legal proceeding pending or, to the knowledge of Eton, currently threatened against Eton that questions the validity of this Restated Agreement or the right of Eton to enter into this Restated Agreement, or to consummate the transactions contemplated hereby.

3.2.5 Neither Eton, its (sub)contractors, nor any of its or their officers, directors, employees or consultants, have been debarred by the FDA or other applicable governing health authority (or authorities), under any existing or prior law or regulation.

3.2.6 No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Eton or its Affiliates in connection with the Acquisition or any of the other transactions contemplated by this Restated Agreement.

4. Financial Terms

4.1 Upfront Fee. Eyemax acknowledges timely receipt prior to the Restatement Date of payment in full of the upfront fee of [* * *] under Section 6.1 of the 2017 Agreement.

4.2 Recovery Amount. The parties acknowledge that, as of the Restatement Date, Eton has not recovered the Recovery Amount and agree that Eton shall be entitled to recover the entire Recovery Amount out of Non-Royalty Transaction Revenues and Royalties received by Eton or its Affiliates in accordance with Sections 4.3.3 and 4.4.

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4.3 Milestone Payments; Application of Non-Royalty Transaction Revenues and Royalties to Recovery Amount.

4.3.1 Within [* * *] days following the first achievement of all requisite Regulatory Approvals in the Territory by the FDA of the first Single Agent Product, Eton shall pay to Eyemax a milestone payment of [* * *] (the “Regulatory Approval Milestone Payment”).

4.3.2 Within [* * *] days following the First Commercial Sale of the first Single Agent Product in the Territory, Eton shall pay to Eyemax a milestone payment of [* * *] (the “First Commercial Sale Milestone Payment”).

4.3.3 After payment to Eyemax of the Regulatory Approval Milestone Payment and the First Commercial Sale Milestone Payment (or, if applicable, the Required Payment, if the amount of the Required Payment is [* * *] as provided in Section 4.3.4), Eton shall be entitled to retain 100% of the first [* * *] of Non-Royalty Transaction Revenues and Royalties received by Eton or its Affiliates from the Product Acquiror, which amounts shall be applied in full toward the Recovery Amount.

4.3.4 If the First Commercial Sale of the first Single Agent Product approved in the Territory has not occurred within one (1) year of the Regulatory Approval date of such Single Agent Product (as such one (1) year period may be extended pursuant to Section 5.2 of the Product Acquisition Agreement) such that the First Commercial Sale Milestone Payment has not been paid or become payable under Section 4.3.2, then, in the event that Eton receives a payment from the Product Acquiror pursuant to the last sentence of Section 5.2 of the Product Transaction Agreement, then Eton shall, within [* * *] Days of its receipt of such payment, remit to EyeMax, a payment in the amount of (i) [* * *], if the amount of the payment to Eton from the Product Acquiror made pursuant to the last sentence of Section 5.2 of the Product Transaction Agreement is [* * *] or (ii) [* * *], if the amount of the payment to Eton from the Product Acquiror made pursuant to the last sentence of Section 5.2 of the Product Transaction Agreement is [* * *] (the “Required Payment”). For purposes of clarity, no Required Payment shall be payable in the event the First Commercial Sale Milestone Payment becomes payable or has been paid hereunder.

4.4 Royalties and Non-Royalty Transaction Revenues Upon Satisfaction of Recovery Amount. After an aggregate of [* * *] of Non-Royalty Transaction Revenues and Royalties has been applied to the Recovery Amount pursuant to Section 4.3.3 such that the remaining Recovery Amount is zero, Eton shall be entitled to retain 50%, and shall pay to Eyemax 50%, of all Royalties and Non-Royalty Transaction Revenues, if any, actually received by Eton or its Affiliates from the Product Acquiror. For the avoidance of doubt, nothing in this Section 4.4 shall excuse Eton from remitting the Required Payment to Eyemax if such Required Payment is due to Eyemax pursuant to Section 4.3.4.

4.5 Royalty Reports and Payments. All payment amounts hereunder are expressed in, and all payments hereunder shall be payable in, U.S. dollars. Within [* * *] following Eton’s or its Affiliates’ receipt from the Product Acquiror of any Non-Royalty Transaction Revenues and/or Royalties for a Calendar Quarter, Eton shall deliver to Eyemax a report showing the amount of Non-Royalty Transaction Revenues and Royalties received by Eton or its Affiliates from the Product Acquiror in such Calendar Quarter, and a copy of any report received by Eton or its Affiliates from the Product Acquiror in such Calendar Quarter with respect to Net Sales of Single Agent Products in the Territory by the Product Acquiror, its Affiliates, and the Product Acquiror’s and its Affiliates’ respective licensees and sublicensees, and the calculation of Royalties with respect thereto. Eton shall remit any amounts due by Eton to Eyemax pursuant to Section4.4 with respect to Non-Royalty Transaction Revenues and Royalties received by Eton or its Affiliates in such Calendar Quarter at the time such report is made. Payment in whole or in part may be made in advance of such due date. No such Royalty reports or payments shall be due for any Single Agent Product before the First Commercial Sale of such Single Agent Product. Eyemax agrees that, as a condition to receiving such reports, if requested by the Product Acquiror, Eyemax shall enter into an appropriate and reasonable non-disclosure agreement with the Product Acquiror regarding such reports and any other financial information of the Product Acquiror disclosable to Eyemax under this Restated Agreement, including Section 4.7.

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4.6 Interest: Withholding Taxes.

4.6.1 Any payment under Section 4.3 or Section 4.4 not paid when due shall bear interest from the due date until the date of payment thereof at the rate of the [* * *] (“[* * *]”) as quoted in [* * *] (or if it no longer exists, a similarly authoritative source); provided, that interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable law. The payment of such interest shall not limit Eyemax from exercising any other rights it may have as a consequence of the lateness of any payment.

4.6.2 Eton shall be entitled to deduct the amount of any Taxes that are required to by paid with respect to such amounts payable by Eton or its Affiliates, or any Taxes required to be withheld by Eton or its Affiliates from such amounts, to the extent Eton or its Affiliates pay to the appropriate Governmental Authority on behalf of Eyemax such Taxes. Eton shall cooperate with Eyemax in any lawful way reasonably requested by Eyemax to obtain available reductions, credits or refunds of such Taxes. Eton promptly shall deliver to Eyemax proof of payment of all such Taxes, together with copies of all communications from or with any Governmental Authority with respect thereto.

4.7 Audits.

4.7.1 Upon the written request of Eyemax and not more than once in each calendar year, Eton shall permit an independent certified public accounting firm of nationally recognized standing selected by Eyemax and reasonably acceptable to Eton, at Eyemax’ s expense, to have access during normal business hours to such of the financial records of Eton as may be reasonably necessary to verify the accuracy of the reports hereunder for the eight (8) Calendar Quarters immediately prior to the date of such request (other than records for which Eyemax has already conducted an audit under this Section).

4.7.2 If such accounting firm concludes that additional amounts were owed during the audited period, Eton shall pay such additional amounts within [* * *] after the date Eyemax delivers to Eton such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Eyemax; provided, however, that to the extent the auditor determines an underpayment discrepancy greater than five percent (5%), Eton shall pay the reasonable fees and expenses charged by such accounting firm.

4.7.3 Eyemax shall cause its accounting firm to retain all financial information subject to review under this Section 4.7 in strict confidence; provided, however, that Eton shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate and reasonable non-disclosure agreement with Eton regarding such financial information. The accounting firm shall disclose to Eyemax only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Eyemax shall treat all such financial information as Eton’s confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 4.7.

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5. Covenants.

5.1 Tax Matters.

5.1.1 Eyemax shall be responsible for and shall pay all Taxes of Eyemax for all periods and all Taxes that relate to the Purchased Assets that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Closing Date. Eyemax shall prepare and file its Tax Returns for all periods and all Tax Returns that relate to the Purchased Assets for any Taxable periods ending on or before the Closing Date. Such returns will be prepared and filed in accordance with applicable Law and in a manner consistent with past practices.

5.1.2 Any real property, personal property or similar Taxes applicable to the Purchased Assets for a taxable period that includes but does not end on the Closing Date shall be paid by Eton or Eyemax, as applicable, and such Taxes shall be apportioned between Eton and Eyemax based on the number of days in the portion of the taxable period that ends on the Closing Date (the “Pre-Closing Tax Period”) and the number of days in the entire taxable period. Eyemax shall pay Eton an amount equal to any such Taxes payable by Eton which are attributable to the Pre-Closing Tax Period, and Eton shall pay Eyemax an amount equal to any such Taxes payable by Eyemax which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by Eton or Eyemax if such Taxes are not identified by Eton or Eyemax on or prior to the Closing Date).

5.1.3 All transfer, value added taxes, withholding, sales, and use taxes, deed excise stamps and similar charges (“Transfer Taxes”) related to the sale of the Purchased Assets contemplated by this Restated Agreement shall be paid by Eyemax. The party required under applicable Law will file any necessary Tax Returns and other documentation with respect to all such Taxes and, if Eton is required by applicable Law to file such Tax Returns, Eyemax shall pay over to Eton any such Transfer Taxes payable with respect to such Tax Return.

5.1.4 After the Closing, upon reasonable written notice, Eton and Eyemax shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Purchased Assets and Assumed Liabilities (including, access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation of any available Tax clearance certificate, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return. Eyemax and Eton shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets and Assumed Liabilities. Eyemax shall not after the Closing take any position in any Tax Return, or reach any settlement or agreement on audit, which is in any manner inconsistent with any position taken by Eyemax in any filing, settlement or agreement made by Eyemax prior to the Closing if such inconsistent position (i) requires the payment by Eton of more Tax than would have been required to be paid had such position not been taken or such settlement or agreement not been reached, (ii) affects the determination of useful life, basis or method of depreciation, amortization or accounting of any of the Purchased Assets or any of the properties, assets or rights of Eton or (iii) accelerates the time at which any Tax must be paid by Eton; unless Eton has previously consented to such position in a writing to Eyemax.

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5.2 Confidentiality.

5.2.1 Except as otherwise provided herein, Eyemax shall treat as confidential and shall safeguard any and all nonpublic, confidential or proprietary information included in the Purchased Assets (“Confidential Information”), in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such Confidential Information.

5.2.2 Eton and Eyemax acknowledge that the confidentiality obligations set forth herein shall not extend to any information which was in, or comes into, the public domain through no breach of this Restated Agreement or the 2017 Agreement by Eyemax. In addition, Eyemax shall not be prohibited from disclosing any portion of the Confidential Information that Eyemax is required to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law.

5.2.3 In the event of a breach of the obligations hereunder by Eyemax, Eton, in addition to all other available remedies, will be entitled to seek injunctive relief to enforce the provisions of this Section 5.2 in any court of competent jurisdiction.

5.3 Assistance in Proceedings. Eyemax will cooperate with Eton and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any proceeding involving or relating to (a) any transaction contemplated by this Restated Agreement or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Eyemax or the Purchased Assets.

5.4 Transfer of Eyemax Registrations: Interim Responsibility.

5.4.1 On the Closing Date, Eyemax shall assign to Eton or its designee any and all Eyemax Registrations in accordance with this Section 5.4, except only for only any regulatory filings Eton requests in writing not to be assigned. On the Closing Date, Eyemax will forward to Eton complete copies of the Eyemax Registrations and copies of all correspondence with, and periodic and other reports (including adverse event reports and the underlying data) to, Regulatory Authorities with respect to the Products or Eyemax Registrations.

5.4.2 On the Closing Date, Eyemax shall (i) send letters (in form and substance satisfactory to Eton) to the FDA and other Regulatory Authorities indicating that the Eyemax Registrations are transferred to Eton or its designee and that Eton or its designee is the new owner of the Eyemax Registrations as of the Closing Date, and (ii) provide to Eton a copy of said letters.

5.4.3 The parties will cooperate to ensure a smooth transition from Eyemax to Eton or its designee of all of the activities required to be undertaken by the Eyemax Registrations holder. Eyemax will cooperate with Eton or its designee to ensure a smooth transition of the Program and the transfer of adverse experience reporting obligations from Eyemax to Eton or its designee. At the reasonable request of Eton, Eyemax shall use commercially reasonable efforts to assist Eton, at Eton’s cost, with matters relating to the approval of the Eyemax Registrations by the FDA, including reviewing and providing comments on correspondence to and from the FDA with respect to such Eyemax Registrations and otherwise advising Eton on matters relating to such Eyemax Registrations and their approval.

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5.4.4 Until the Eyemax Registrations have been transferred to Eton or its designee, Eyemax shall be responsible for maintaining them. After such transfer, Eton or its designee will assume all responsibility for the Eyemax Registrations, at its sole cost and expense. Each party shall cooperate with the other in making and maintaining all regulatory filings that may be necessary in connection with the execution, delivery and performance of this Restated Agreement.

5.4.5 On the Closing Date, Eyemax will transfer to Eton or its designee, at no cost to either of them, any and all documented Eyemax Know-How and Technology in its possession and control, and Eyemax will, to the extent any such Eyemax Know-How or Technology exists in a form suitable for electronic transfer, make any transfer electronically.

5.5 Communication With Agencies. Until the Eyemax Registrations are transferred to Eton or its designee, Eyemax shall have responsibility for all communications with the FDA relating to the Products, and Eyemax will promptly provide Eton or its designee with copies of all communications to or from the FDA with respect to the Products and/or the manufacture thereof. After such transfer has been completed, as between the parties, Eton shall have responsibility for all such communications. Eyemax shall promptly provide Eton with copies of any communications or contacts it sends to or receives from any other Governmental Authority concerning the Products.

5.6 Further Assurances. From time to time after the Closing Date, each party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other party hereto and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the Acquisition. Without limiting the generality of the foregoing, to the extent that Eton or Eyemax discover following Closing that any asset that was intended to be transferred pursuant to this Restated Agreement was not transferred at Closing, Eyemax shall or shall cause its Affiliates promptly to assign and transfer to Eton or its designee all right, title and interest in such asset, Eyemax shall or shall cause its Affiliates to assist Eton or its designee with respect to the prosecution, maintenance and enforcement of the Assigned Technology by Eton or its designee after the Closing, including submitting on behalf of Eton or its designee any oaths, declarations or affidavits as required or advisable under applicable Law.

5.7 In the event that Eton’s recovery of any milestone payment or royalty payment due to Eton under Section 5.2 or Section 5.3 of the Product Transaction Agreement from the Product Acquiror occurs as the result of litigation pursuant to Section 10.2:2 of the Product Transaction Agreement, then Eton shall have the right to set off 50% of its litigation costs and expenses, including attorneys’ fees, incurred in connection with such litigation, against any amounts payable to Eyemax pursuant to Sections 4.3.2, 4.3.4 or 4.4.

5.8 During the seven (7) years following the Closing, Eyemax shall not, and shall cause its Affiliates not to, directly or indirectly, manufacture, use, develop, promote, market, sell, offer to sell, distribute or license in the Territory any product that contains [* * *], whether as the sole active ingredient or with Other Actives (collectively, the “Competing Business”); provided, however, the restriction contained in this Section 5.8 shall not prohibit Eyemax or its Affiliates from owning less than five percent (5%) of the outstanding stock of any class of securities registered under the Securities Exchange Act of 1934, as amended; provided, further, that if, during such seven (7)-year period, any Competing Business is conducted in the Territory at the time of consummation of an Acquisition Transaction (as defined below) by any business (or any portion thereof), Person or group of Persons, all or a majority interest of which is, or a bundle of assets of which are, acquired by Eton or any of its Affiliates through an equity or asset purchase, merger, consolidation or other transaction, in each case, whether in a single transaction or a series of related transactions (an “Acquisition Transaction”), then Eyemax or its Affiliates may continue to conduct such Competing Business until the earlier of (i) such time as Eyemax or its Affiliates divest such Competing Business and (ii) four (4) months after the closing date of such Acquisition Transaction; provided, however, that no Acquisition Transaction can be entered into by Eyemax or any of its Affiliates if the Competing Business is all or substantially all of the business that would be purchased pursuant to the Acquisition Transaction. For the avoidance of doubt, nothing in this Section 5.8 shall prohibit Eyemax or its Affiliates from being acquired by any Person or group of Persons (including a Person or group of Persons engaged in a Competing Business prior to the date of such acquisition of Eton) and the restrictions of this Section 5.8 shall not apply with respect to any Competing Business conducted by any such acquirer or its Affiliates (other than Eyemax or Eyemax’s subsidiaries) prior to the acquisition of Eyemax, if any. Eyemax acknowledges that the agreements in this Section 5.8 impose a reasonable restraint in light of the activities and business of Eyemax and its Affiliates on the Effective Date and the current business of Eton, Eyemax and their respective Affiliates.

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6. Conditions to Closing.

6.1 Conditions to Obligations of Eton. The obligation of Eton to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

6.1.1 The representations and warranties of Eyemax, as specified in Section 3.1 shall be true and correct on and as of the Restatement Date and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

6.1.2 Eyemax shall have performed and complied with all of its covenants contained in Section 5 (disregarding any failure to perform or comply that was inadvertent or unintentional) at or before the Closing (to the extent that such covenants require performance by Eyemax at or before the Closing).

6.1.3 Eton shall have received a certificate, signed by a duly authorized officer of Eyemax and dated the Closing Date, to the effect that the conditions set forth in Sections 6.1.1 and 6.1.2 have been satisfied.

6.1.4 The Product Transaction shall have occurred.

6.1.5 The [* * *] Consent shall have been obtained and shall be in full force and effect.

6.1.6 Eyemax shall have furnished to Eton all deliverables set forth in Section 2.6.1.

6.1.7 No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition oi the Product Transaction shall have been issued by any court of competent jurisdiction and remain in effect.

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6.2 Conditions to Obligations of Eyemax. The obligation of Eyemax to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions.

6.2.1 The representations and warranties of Eton, as specified in Section 3.2 shall be true and correct on and as of the Restatement Date and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

6.2.2 Eton shall have performed and complied with all of its covenants contained in Section 5 (disregarding any failure to perform or comply that was inadvertent or unintentional) at or before the Closing (to the extent that such covenants require performance by Eton at or before the Closing).

6.2.3 Eyemax shall have received a certificate, signed by a duly authorized officer of Eton and dated the Closing Date, to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.2.4 The Product Transaction shall have occurred.

6.2.5 Eton shall have furnished to Eyemax all deliverables set forth in Section 2.6.2.

6.2.6 No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition oi the Product Transaction shall have been issued by any court of competent jurisdiction and remain in effect.

7. Termination.

7.1 Termination. This Restated Agreement may be terminated prior to the Closing:

7.1.1 by the mutual written consent of the parties; or

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7.1.2 by Eton by written notice to Eyemax if Eton is not then in material breach of any provision of this Restated Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Eyemax pursuant to this Restated Agreement that would give rise to the failure of any of the conditions specified in Section 6.1.1 or Section 6.1.2 and such breach, inaccuracy or failure has not been cured by Eyemax within [* * *] of Eyemax’s receipt of written notice of such breach from Eton; or

7.1.3 by Eyemax by written notice to Eton if Eyemax is not then in material breach of any provision of this Restated Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Eton pursuant to this Restated Agreement that would give rise to the failure of any of the conditions specified in Section 6.2.1 or Section 6.2.2 and such breach, inaccuracy or failure has not been cured by Eton within [* * *] days of Eton’s receipt of written notice of such breach from Eyemax; or

7.1.4 by either party upon written notice to the other party at any time after March 31, 2019 (the “End Date”) if the Closing has not taken place on or before the End Date, unless the failure of the Closing to take place on or before such date is attributable to a breach by such party of any of its obligations set forth in this Restated Agreement; or

7.1.5 by Eton or Eyemax in the event that a court of competent jurisdiction shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; provided, however, that a party shall not be permitted to terminate this Restated Agreement pursuant to this Section 7.1.5 if such party did not use commercially reasonable best efforts to have such Order vacated prior to its becoming final and nonappealable.

7.2 Effect of Termination. In the event of the termination of this Restated Agreement in accordance with Section 7.1, this Restated Agreement shall become void and have no effect, and neither party hereto shall have any liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 7.2 and in Section 9 (and any related definitional provisions set forth in Article 1), and except that nothing in this Section 7.2 shall relieve either party from (i) making any payments due to the other party prior to the termination notice date pursuant to the terms of the 2017 Agreement oi (ii) liability for any willful and material breach of this Restated Agreement that arose prior to such termination, for which liability the provisions of Section 8 shall remain in effect in accordance with the provisions and limitations of such Section.

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8. Indemnification.

8.1 Survival.

8.1.1 Except in the case of Eyemax’s common law fraud, Eyemax’s obligations to indemnify and hold harmless an Eton Indemnitee pursuant to Section 8.2(i): (x) other than with respect to the representations and warranties set forth in Sections 3.1.1, 3.1.2, 3.1.3 (clause (i) of the second sentence), 3.1.6 (first and third sentences), 3.116 and 3.1.17 (the “Eyemax Fundamental Representations”), shall terminate on the date that is twenty-four (24) months from the date of this Restated Agreement, and (y) with respect to the Eyemax Fundamental Representations shall survive indefinitely; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Eton Indemnitee shall have, before the expiration of such applicable period, previously made a claim by delivering a notice of such claim in accordance with this Restated Agreement to Eyemax, which obligations shall survive until all such claims have been resolved.

8.1.2 Except with respect to Eton’s common law fraud, Eton’s obligations to indemnify and hold harmless an Eyemax Indemnitee pursuant to Section 8 3(i): (x) other than with respect to the representations and warranties set forth in Sections 3.2.1, 3.2.2, 3.2.3 (clause (i) of the second sentence) and 3.2.6 (the “Eton Fundamental Representations”), shall terminate on the date that is twenty-four (24) months from the date of this Restated Agreement and (y) with respect to the Eton Fundamental Representations shall survive indefinitely; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Eyemax Indemnitee shall have, before the expiration of such applicable period, previously made a claim by delivering a notice of such claim in accordance with this Restated Agreement to Eton, which obligations shall survive until all such claims have been resolved.

8.1.3 All of the covenants and agreements contained in this Restated Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled.

8.2 Indemnification by Eyemax. Eyemax shall indemnify, defend and hold harmless Eton, its Affiliates, the Product Acquiror, and its and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Eton Indemnitees”) from any and all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”) arising from, in connection with or otherwise with respect to (i) any inaccuracy in, or breach of, any representation or warranty of Eyemax contained in Section 3.1 of this Restated Agreement or in any Ancillary Agreement, (ii) any failure by Eyemax to perform, fulfill or comply with any covenant, agreement, obligation or undertaking of Eyemax contained in this Restated Agreement or in any Ancillary Agreement and (iii) the Excluded Liabilities.

8.3 Indemnification by Eton. Eton shall indemnify, defend and hold harmless Eyemax, its Affiliates, and its and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Eyemax Indemnitees”) from any and all Losses arising from, in connection with or otherwise with respect to (i) any inaccuracy in, or breach of, any representation or warranty of Eton contained in Section 3.2 of this Restated Agreement or in any Ancillary Agreement, (ii) any failure by Eton to perform, fulfill or comply with any covenant, agreement, obligation or undertaking of Eton contained in this Restated Agreement or in any Ancillary Agreement and (iii) the Assumed Liabilities.

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8.4 Third Party Claim Procedures. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a claim, demand, action or proceeding; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 8 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the claim, action or proceeding with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnitee’s sole cost and expense. The Indemnifying Party shall not settle any claim, demand, action or proceeding with respect to which without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

8.5 Direct Claim Procedures. In the event any Indemnitee should have a claim against an Indemnifying Party under Section 8.2 or Section 8.3, as applicable, that does not involve a Third Party claim being asserted against or sought to be collected from such Indemnitee, the Indemnitee shall deliver notice of such claim to the Indemnifying Party. The failure by any Indemnitee so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnitee under Section 8.2 or Section 8.3, as applicable, except to the extent (and only to the extent) that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnitee within [* * *] following its receipt of such notice that the Indemnifying Party disputes Indemnifying Party’s liability to the Indemnitee under Section 8.2 or Section 8.3, as applicable, such claim specified by the Indemnitee in such notice shall be conclusively deemed a Loss of the Indemnifying Party under Section 8.2 or Section 8.3, as applicable, and Indemnifying Party shall pay the amount of such Loss to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

8.6 Exclusive Monetary Remedy; Limitations.

8.6.1 Except in the case of common law fraud, the right to indemnification under this Section 8 shall constitute the sole and exclusive monetary remedy of the Eton Indemnitees and the Eyemax Indemnitees for Losses or otherwise arising from, in connection with this Purchase Agreement, including pursuant to Section 8.1.1, Section 8.1.2, Section 8.1.3, Section 8.2, Section 8.3, the Ancillary Agreements or otherwise with respect to any of the transactions contemplated hereby or thereby.

8.6.2 Except in the case of Eyemax’s common law fraud, (x) except for a breach of the Eyemax Fundamental Representations, Eyemax’s aggregate liability to Eton Indemnitees pursuant to Section 8.2(i) shall not exceed [* * *] plus [* * *] of each Non-Royalty Transaction Revenue payment, milestone payment or Royalty payment that is earned by Eyemax under Section 4.3 and Section 4.4 of this Restated Agreement (the “Cap”), and (y) other than (A) with respect to Section 8.2(iii) (with respect to which Eyemax’s liability shall not be limited), (B) Section 8.2(ii) with respect to Sections 2.1, 2.5, 2.6.1, 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.8 and 9 (with respect to which Eyemax’s liability shall not be limited) and (C) Eyemax Fundamental Representations (with respect to which Eyemax’s liability shall not be limited), Eyemax’s aggregate liability under Section 8.2 shall not exceed the greater of (i) the sum of the Non-Royalty Transaction Revenues, milestones and Royalties actually paid by Eton to Eyemax under this Restated Agreement and (ii) $[* * *]. No Eton Indemnitee shall be entitled to recover any Losses under Section 8.2(i) unless and until the aggregate Losses for which they would otherwise be entitled to indemnification under Section 8.2(i) exceed $[* * *], at which point the Eyemax Indemnitees shall become entitled to be indemnified for such Losses in excess of $[* * *].

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8.6.3 Except in the case of Eton’s common law fraud, (x) except for a breach of the Eton Fundamental Representations, Eton’s aggregate liability to Eyemax Indemnitees pursuant to Section 8.3(i) shall not exceed the Cap, and (y) other than (A) with respect to Section 8.3(iii) (with respect to which Eton’s liability shall not be limited) and (B) Section 8.3(ii) with respect to Sections 4.3, 4.4, 4.5 and 9 (with respect to which Eton’s liability shall not be limited), Eton’s aggregate liability under Section 8.3 shall not exceed the greater of (i) the sum of the Non-Royalty Transaction Revenues, milestones and Royalties actually paid by Eton to Eyemax under this Restated Agreement and (ii) $[* * *]. No Eyemax Indemnitee shall be entitled to recover any Losses under Section 8.3(i) unless and until the aggregate Losses for which they would otherwise be entitled to indemnification under Section 8.3(i) exceed $[* * *], at which point the Eton Indemnitees shall become entitled to be indemnified for such Losses in excess of $[* * *].

8.7 Tax Treatment of Indemnification Payments. All indemnity payments made by an Indemnifying Party to an Indemnitee pursuant to this Restated Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

8.8 Right of Set-Off. Notwithstanding any provision of this Restated Agreement to the contrary, the parties acknowledge and agree that, in addition to any other right hereunder, subject to the limitations set forth in Section 8.6, Eton shall have the right, but not the obligation, from time to time to set off any Losses for which the Eton Indemnitees are entitled to indemnification hereunder against any payment pursuant to Section 4.3 or Section 4.4.

8.9 Specific Performance. In the event of any breach or threatened breach by either party of any covenant, obligation or other provision set forth in this Restated Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) such party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

8.10 No Implied Representations. The parties acknowledge and agree that, except as expressly provided in Section 3.1 and Section 3.2, neither of the parties hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

8.11 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT FOP THE OBLIGATIONS TO INDEMNIFY, DEFEND AND HOLD HARMLESS PURSUANT TO THIS SECTION 8 FOR THIRD PARTY CLAIMS OR IN THE CASE OF BREACH OF THE CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTION 5.2, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF THIS RESTATED AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

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8.12 Litigation Support. Following the Closing, the parties shall reasonably cooperate with each other in the defense or settlement of any claims or lawsuits brought by, Third Parties that involve the Purchased Assets, the Product, this Restated Agreement or the transactions contemplated hereby by providing the other party and such other party’s legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, and other information relating primarily to the Products, the Program and the Purchased Assets as such other party may reasonably request, to the extent maintained or under the possession or control of the requested party; provided, however, that such access shall not unreasonably interfere with the parties’ respective businesses; and provided, further, that either party may restrict the foregoing access to the extent that (a) such restriction is required by applicable Law, (b) such access or provision of information would result in a violation of confidentiality obligations to a Third Party or (c) disclosure of any such information would result in the loss or waiver of the attorney-client privilege.

9. Miscellaneous.

9.1 Relationship of Parties. The relationship between Eyemax and Eton, with respect to this Restated Agreement, is only that of independent contractors notwithstanding any activities set forth in this Restated Agreement. Neither party is the agent or legal representative of the other party, and neither party has the right or authority to bind the other party in any way. This Restated Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

9.2 Governing Law and Resolution of Disputes.

9.2.1 This Restated Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its conflict of laws principles.

9.2.2 Any and all disputes or claims arising from or out of this Restated Agreement shall be litigated exclusively before a court of the State of Delaware or, if subject matter jurisdiction exists, the United States District Court for the District of Delaware. Each party hereto hereby irrevocably and unconditionally consents to the exclusive personal jurisdiction and service of, and venue of, any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim that any action, lawsuit or proceeding brought in any such court has been brought m an inconvenient forum. Any judgment issued by such a court may be enforced in any court having jurisdiction.

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9.3 Assignment. Neither party shall assign its rights or obligations under this Restated Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without such consent, assign this Restated Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Restated Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Restated Agreement Any purported assignment in violation of this Section 9.3 shall be void.

9.4 Counterparts. This Restated Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

9.5 Waiver. The failure of any party to enforce any of its rights hereunder or at law shall not be deemed a waiver of any of its rights or remedies against another party, unless such waiver is in writing and signed by the party to be charged. No such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party. All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each party at law, equity or otherwise.

9.6 Severability. If any provision of this Restated Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

9.7 Notices. Any consent, notice or report required or permitted to be given or made under this Restated Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Restated Agreement) shall be effective upon receipt by the addressee.

If to Eyemax:	Eyemax LLC
74 Chestnut Street
Weston, Massachusetts 02493
Attention: Di Elias Reichel

If to Eton:	Eton Pharmaceuticals, Inc
21925 Field Pkwy, Suite 235
Deer Park, Illinois 60010
Attention: Chief Executive Officer

9.8 Further Assurances. The parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Restated Agreement.

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9.9 Entire Agreement. Effective as of the Restatement Date, this Restated Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings oi agreements regarding the subject matter hereof, whether oral or written, including the 2017 Agreement; provided, however, that if this Restated Agreement is terminated in accordance with Section 7.1, then the 2017 Agreement shall be deemed to have been continuously in effect after the Restatement Date and shall remain in full force and effect in accordance with its terms. This Restated Agreement shall be modified or amended only by a writing specifically referring to this Restated Agreement signed by both Eton and Eyemax.

9.10 Force Majeure. Neither party shall be liable for delays in its performance caused by Force Majeure Events, provided the affected party gives the other party written notice of such event [* * *] days of its occurrence. Such notice shall state the estimated duration of such event and the cause thereof and the affected party shall use commercially reasonable efforts to work around such event beyond its control.

9.11 Headings and Construction. No rule of construction shall be applied to the disadvantage of a party because that party was responsible for the preparation of this Restated Agreement or any part of this Restated Agreement. The Article and Section headings in this Restated Agreement are for convenient reference only and shall be given no substantive or interpretive effect. With respect to all terms used in this Restated Agreement, words used in the singular include the plural and words used in the plural include the singular. The word ‘including’ means including without limitation, and the words ‘herein’, ‘hereby’, ‘hereto ‘and ‘hereunder’ refer to this Restated Agreement as a whole. Unless the context otherwise requires, references found in this Restated Agreement: (i) to Articles and Sections mean the Articles and Sections of this Restated Agreement, as amended, supplemented and modified from time to time; (ii) to an agreement, instrument or other document means such agreement; (iii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time, to the extent provided by the provisions thereof and by this Restated Agreement; and (iv) to a statute or a regulation mean such statute or regulation as amended from time to time.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute this Restated Agreement as of the Restatement Date.

EYEMAX LLC

By:
Name:	Elias Reichel
Title:	President

ETON PHARMACEUTICALS, INC.

By:
Name:	Sean Brynjelsen
Title:	CEO

IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute this Restated Agreement as of the Restatement Date.

EYEMAX LLC

By:
Name:	Elias Reichel
Title:	President

ETON PHARMACEUTICALS, INC.

By:
Name:	Sean Brynjelsen
Title:	CEO

Section 4.1. Exhibit A

[* * *]

Section 4.2. Exhibit B

[* * *]